Exhibit 99

MGIC Investment Corporation Reports Second Quarter 2018 Results
Second Quarter 2018 Net Income of $186.8 million or $0.49 per Diluted Share
Second Quarter 2018 Adjusted Net Operating Income (Non-GAAP) of $189.2 million or $0.49 per Diluted Share

MILWAUKEE (July 18, 2018) - MGIC Investment Corporation (NYSE: MTG) today reported operating and financial results for the second quarter of 2018. Net income for the quarter was $186.8 million, or $0.49 per diluted share, compared with net income of $118.6 million, or $0.31 per diluted share for the second quarter of 2017.

Adjusted net operating income for the second quarter of 2018 was $189.2 million, or $0.49 per diluted share, compared with $119.3 million, or $0.31 per diluted share for the second quarter of 2017. We present the non-GAAP financial measure "Adjusted net operating income" to increase the comparability between periods of our financial results. See “Use of Non-GAAP financial measures" below.

Second Quarter Summary

•	New Insurance Written of $13.2 billion, compared to $12.9 billion in the second quarter of 2017.

•	Insurance in force of $200.7 billion at June 30, 2018 increased by 1.6% during the quarter and 7.2% compared to June 30, 2017.

•
Primary delinquent inventory of 36,037 loans at June 30, 2018 decreased from 46,556 loans at December 31, 2017. Our primary delinquent inventory declined 12.8% year-over-year from 41,317 loans at June 30, 2017.

–
As of June 30, 2018, the primary delinquent inventory includes 7,828 loans from the areas impacted by major hurricanes in 2017, compared to 12,446 loans as of December 31, 2017 and 5,958 loans as of June 30, 2017.

–	The 2008 and prior books accounted for approximately 19% of the June 30, 2018 primary risk in force but accounted for 74% of the new primary delinquent notices received in the quarter.

–
The percentage of primary loans that were delinquent at June 30, 2018 was 3.49%, compared to 4.55% at December 31, 2017, and 4.11% at June 30, 2017. The percentage of flow primary loans that were delinquent at June 30, 2018 was 2.77%, compared to 3.70% at December 31, 2017, and 3.23% at June 30, 2017.

•	Persistency, or the percentage of insurance remaining in force from one year prior, was 80.1% at June 30, 2018, compared with 80.1% at December 31, 2017 and 77.8% at June 30, 2017.

•	The loss ratio for the second quarter of 2018 was (5.4%), compared to 10.3% for the first quarter of 2018 and 11.8% for the second quarter of 2017.

•
The underwriting expense ratio associated with our insurance operations for the second quarter of 2018 was 16.4%, compared to 19.5% for the first quarter of 2018 and 15.6% for the second quarter of 2017.

•	Net premium yield was 49.6 basis points in the second quarter of 2018, compared to 47.3 basis points for the first quarter of 2018 and 49.9 basis points for the second quarter of 2017.

•	Repurchased 9.2 million shares of common stock at an average price of $10.88.

•	Book value per common share outstanding increased by 5.2% during the quarter to $9.15.

_______________
Patrick Sinks, CEO of MTG and Mortgage Guaranty Insurance Corporation ("MGIC"), said, “The favorable employment and housing trends we have been experiencing continued, and contributed to an increase of insurance in force, a reduction in new primary delinquent notices, a decline of the primary delinquent inventory, and additional positive primary loss reserve development that materially reduced net losses incurred.”  Sinks added that, “During the quarter the holding company received a $50 million dividend from MGIC and repurchased $100 million of common stock under the share repurchase program which was announced in April 2018.”
_______________

Investor Relations: Michael J. Zimmerman | (414) 347-6596 | mike_zimmerman@mgic.com

Revenues

Total revenues for the second quarter of 2018 were $282.0 million, compared to $263.3 million in the second quarter last year. Net premiums written for the quarter were $255.4 million, compared to $245.8 million for the same period last year. Net premiums earned for the quarter were $247.0 million, compared to $231.1 million for the same period last year. The increase was primarily due to the positive primary loss reserve development during the quarter. The positive loss development resulted in a decrease of ceded losses, and a decrease in ceded premiums earned which were driven by a higher profit commission. The positive development also resulted in a decrease of the accrual for premium refunds as we expect to pay fewer claims on the delinquent inventory. This benefit was partially offset by a lower premium yield on the higher average insurance in force in the quarter compared to the second quarter of 2017. Investment income for the second quarter increased to $34.5 million, from $29.7 million for the same period last year, resulting from an increase in the consolidated investment portfolio as well as higher yields.

Losses and expenses

Losses incurred
Losses incurred in the second quarter of 2018 were ($13.5) million, compared to $27.3 million in the second quarter of 2017. During the second quarter of 2018 there was a $70 million reduction in losses incurred due to positive development on our primary loss reserves, before reinsurance, for previously received delinquent notices, compared to a reduction of $52 million in the second quarter of 2017. Losses incurred in the quarter associated with delinquent notices received in the quarter reflect the 16% decline in delinquent new notices received and a lower estimated claim rate when compared to the same period last year.

Underwriting and other expenses
Net underwriting and other expenses were $44.7 million in the second quarter of 2018, compared to $41.1 million in the same period last year. The increase in expenses was primarily due to higher stock based compensation, which resulted from a higher stock price at the grant date, and non-executive compensation. Interest expense was $13.2 million in the second quarter of 2018, compared to $14.2 million in the same period last year. The decrease was a result of the retirement of our 5% Senior Notes and conversion of our 2% Convertible Senior Notes.

Provision for income taxes
The effective income tax rate was 21.3% in the second quarter of 2018, compared to 34.3% in the second quarter of 2017. The decrease reflects the reduction to the statutory income tax rate.

Capital

•	As of June 30, 2018, total shareholders' equity was $3.31 billion and outstanding principal on borrowings was $837 million.

•	MGIC paid a dividend of $50 million to our holding company during the second quarter of 2018.

•	Preliminary Consolidated Risk-to-Capital was 10.0:1 as of June 30, 2018, compared to 11.3:1 as of June 30, 2017.

•	MGIC's PMIERs Available Assets totaled $4.8 billion, or $1.0 billion above its Minimum Required Assets as of June 30, 2018.

Other Balance Sheet and Liquidity Metrics

•	Total assets were $5.59 billion as of June 30, 2018, compared to $5.62 billion as of December 31, 2017, and $5.60 billion as of June 30, 2017.

•	The fair value of our investment portfolio, cash and cash equivalents was $5.1 billion as of June 30, 2018, compared to $5.1 billion as of December 31, 2017, and $4.8 billion as of June 30, 2017.

•	Investments, cash and cash equivalents at the holding company were $191 million as of June 30, 2018, compared to $216 million as of December 31, 2017, and $149 million as of June 30, 2017.

Conference Call and Webcast Details
MGIC Investment Corporation will hold a conference call today, July 18, 2018, at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. The conference call number is 1-844-231-8825. The call is being webcast and can be accessed at the company's website at http://mtg.mgic.com/. A replay of the webcast will be available on the company’s website through August 18, 2018 under “Newsroom.”
About MGIC
MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, serves lenders throughout the United States, Puerto Rico, and other locations helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality. At June 30, 2018, MGIC had $200.7 billion of primary insurance in force covering approximately one million mortgages.

This press release, which includes certain additional statistical and other information, including non-GAAP financial information, and a supplement that contains various portfolio statistics are both available on the Company's website at https://mtg.mgic.com/ under “Newsroom.”

From time to time MGIC Investment Corporation releases important information via postings on its corporate website without making any other disclosure and intends to continue to do so in the future. Investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information can be found at https://mtg.mgic.com under “Newsroom.”
Safe Harbor Statement
Forward Looking Statements and Risk Factors:
Our actual results could be affected by the risk factors below. These risk factors should be reviewed in connection with this press release and our periodic reports to the Securities and Exchange Commission (“SEC”). These risk factors may also cause actual results to differ materially from the results contemplated by forward looking statements that we may make. Forward looking statements consist of statements which relate to matters other than historical fact, including matters that inherently refer to future events. Among others, statements that include words such as “believe,” “anticipate,” “will” or “expect,” or words of similar import, are forward looking statements. We are not undertaking any obligation to update any forward looking statements or other statements we may make even though these statements may be affected by events or circumstances occurring after the forward looking statements or other statements were made. No investor should rely on the fact that such statements are current at any time other than the time at which this press release was delivered for dissemination to the public.

In addition, the current period financial results included in this press release may be affected by additional information that arises prior to the filing of our Form 10-Q for the quarter ended June 30, 2018.

While we communicate with security analysts from time to time, it is against our policy to disclose to them any material non-public information or other confidential information. Accordingly, investors should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report, and such reports are not our responsibility.

Use of Non-GAAP financial measures
We believe that use of the Non-GAAP measures of adjusted pre-tax operating income (loss), adjusted net operating income (loss) and adjusted net operating income (loss) per diluted share facilitate the evaluation of the company's core financial performance thereby providing relevant information to investors. These measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be viewed as alternatives to GAAP measures of performance.

Adjusted pre-tax operating income (loss) is defined as GAAP income (loss) before tax, excluding the effects of net realized investment gains (losses), gain (loss) on debt extinguishment, net impairment losses recognized in income (loss) and infrequent or unusual non-operating items where applicable.

Adjusted net operating income (loss) is defined as GAAP net income (loss) excluding the after-tax effects of net realized investment gains (losses), gain (loss) on debt extinguishment, net impairment losses recognized in income (loss), and infrequent or unusual non-operating items where applicable. The amounts of adjustments to components of pre-tax operating income (loss) are tax effected using a federal statutory tax rate of 21% in 2018 and 35% in 2017.

Adjusted net operating income (loss) per diluted share is calculated in a manner consistent with the accounting standard regarding earnings per share by dividing (i) adjusted net operating income (loss) after making adjustments for interest expense on convertible debt, whenever the impact is dilutive, by (ii) diluted weighted average common shares outstanding, which reflects share dilution from unvested restricted stock units and from convertible debt when dilutive under the "if-converted" method.

Although adjusted pre-tax operating income (loss) and adjusted net operating income (loss) exclude certain items that have occurred in the past and are expected to occur in the future, the excluded items represent items that are: (1) not viewed as part of the operating performance of our primary activities; or (2) impacted by both discretionary and other economic or regulatory factors and are not necessarily indicative of operating trends, or both. These adjustments, along with the reasons for their treatment, are described below. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these adjustments. Other companies may calculate these measures differently. Therefore, their measures may not be comparable to those used by us.

(1)
Net realized investment gains (losses). The recognition of net realized investment gains or losses can vary significantly across periods as the timing of individual securities sales is highly discretionary and is influenced by such factors as market opportunities, our tax and capital profile, and overall market cycles.

(2)
Gains and losses on debt extinguishment. Gains and losses on debt extinguishment result from discretionary activities that are undertaken to enhance our capital position, improve our debt profile, and/or reduce potential dilution from our outstanding convertible debt.

(3)
Net impairment losses recognized in earnings. The recognition of net impairment losses on investments can vary significantly in both size and timing, depending on market credit cycles, individual issuer performance, and general economic conditions.

(4)
Infrequent or unusual non-operating items. Our income tax expense includes amounts related to our IRS dispute and is related to past transactions which are non-recurring in nature and are not part of our primary operating activities.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2018	2017	2018	2017

Net premiums written	$255,436	$245,834	$492,342	$482,536
Revenues
Net premiums earned	$246,964	$231,136	$479,071	$460,239
Net investment income	34,502	29,716	66,623	59,193
Net realized investment losses	(1,897)	(52)	(2,226)	(177)
Other revenue	2,431	2,512	4,302	4,937
Total revenues	282,000	263,312	547,770	524,192
Losses and expenses
Losses incurred, net	(13,455)	27,339	10,395	54,958
Underwriting and other expenses, net	44,687	41,095	93,349	84,090
Interest expense	13,246	14,197	26,479	30,506
Loss on debt extinguishment	—	65	—	65
Total losses and expenses	44,478	82,696	130,223	169,619
Income before tax	237,522	180,616	417,547	354,573
Provision for income taxes	50,708	61,994	87,096	146,153
Net income	$186,814	$118,622	$330,451	$208,420
Net income per diluted share	$0.49	$0.31	$0.87	$0.55

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
EARNINGS PER SHARE (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2018	2017	2018	2017
Net income	$186,814	$118,622	$330,451	$208,420
Interest expense, net of tax (1):
2% Convertible Senior Notes due 2020	—	84	—	907
5% Convertible Senior Notes due 2017	—	427	—	1,709
9% Convertible Junior Subordinated Debentures due 2063	4,566	3,757	9,132	7,514
Diluted net income available to common shareholders	$191,380	$122,890	$339,583	$218,550

Weighted average shares - basic	368,578	366,918	369,736	354,035
Effect of dilutive securities:
Unvested restricted stock units	1,275	1,140	1,472	1,314
2% Convertible Senior Notes due 2020	—	3,827	—	16,771
5% Convertible Senior Notes due 2017	—	3,557	—	7,154
9% Convertible Junior Subordinated Debentures due 2063	19,028	19,028	19,028	19,028
Weighted average shares - diluted	388,881	394,470	390,236	398,302
Net income per diluted share	$0.49	$0.31	$0.87	$0.55

(1)	Interest expense for the three and six months ended June 30, 2018 and 2017 has been tax effected at a rate of 21% and 35%, respectively.

NON-GAAP RECONCILIATIONS

Reconciliation of Income before tax / Net income to Adjusted pre-tax operating income / Adjusted net operating income
	Three Months Ended June 30,
	2018			2017
(In thousands, except per share amounts)	Pre-tax	Tax provision (benefit)	Net (after-tax)	Pre-tax	Tax provision (benefit)	Net (after-tax)
Income before tax / Net income	$237,522	$50,708	$186,814	$180,616	$61,994	$118,622
Adjustments:
Additional income tax provision related to IRS litigation	—	(923)	923	—	(559)	559
Net realized investment losses	1,897	398	1,499	52	18	34
Loss on debt extinguishment	—	—	—	65	23	42
Adjusted pre-tax operating income / Adjusted net operating income	$239,419	$50,183	$189,236	$180,733	$61,476	$119,257

Reconciliation of Net income per diluted share to Adjusted net operating income per diluted share
Weighted average shares - diluted			388,881			394,470

Net income per diluted share			$0.49			$0.31
Additional income tax provision related to IRS litigation			—			—
Net realized investment losses			—			—
Loss on debt extinguishment			—			—
Adjusted net operating income per diluted share			$0.49			$0.31

Reconciliation of Income before tax / Net income to Adjusted pre-tax operating income / Adjusted net operating income
	Six Months Ended June 30,
	2018			2017
(In thousands, except per share amounts)	Pre-tax	Tax provision (benefit)	Net (after-tax)	Pre-tax	Tax provision (benefit)	Net (after-tax)
Income before tax / Net income	$417,547	$87,096	$330,451	$354,573	$146,153	$208,420
Adjustments:
Additional income tax provision related to IRS litigation	—	(1,631)	1,631	—	(27,783)	27,783
Net realized investment losses	2,226	467	1,759	177	62	115
Loss on debt extinguishment	—	—	—	65	23	42
Adjusted pre-tax operating income / Adjusted net operating income	$419,773	$85,932	$333,841	$354,815	$118,455	$236,360

Reconciliation of Net income per diluted share to Adjusted net operating income per diluted share
Weighted average shares - diluted			390,236			398,302

Net income per diluted share			$0.87			$0.55
Additional income tax provision related to IRS litigation			—			0.07
Net realized investment losses			—			—
Loss on debt extinguishment			—			—
Adjusted net operating income per diluted share			$0.87			$0.62

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June	December 31,	June
(In thousands, except per share data)	2018	2017	2017
ASSETS
Investments (1)	$4,933,395	$4,990,561	$4,708,420
Cash and cash equivalents	191,894	99,851	127,908
Reinsurance recoverable on loss reserves (2)	37,051	48,474	44,783
Home office and equipment, net	49,461	44,936	42,212
Deferred insurance policy acquisition costs	18,807	18,841	18,677
Deferred income taxes, net	161,488	234,381	481,389
Other assets	199,920	182,455	176,779
Total assets	$5,592,016	$5,619,499	$5,600,168

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Loss reserves (2)	$813,015	$985,635	$1,187,089
Unearned premiums	406,159	392,934	352,010
Federal home loan bank advance	155,000	155,000	155,000
Senior notes	419,136	418,560	417,983
Convertible junior debentures	256,872	256,872	256,872
Other liabilities	227,959	255,972	236,153
Total liabilities	2,278,141	2,464,973	2,605,107
Shareholders' equity	3,313,875	3,154,526	2,995,061
Total liabilities and shareholders' equity	$5,592,016	$5,619,499	$5,600,168
Book value per share (3)	$9.15	$8.51	$8.08

(1) Investments include net unrealized (losses) gains on securities	$(57,111)	$37,058	$26,274
(2) Loss reserves, net of reinsurance recoverable on loss reserves	$775,964	$937,161	$1,142,306
(3) Shares outstanding	362,150	370,567	370,557

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - NEW INSURANCE WRITTEN

	2018		2017			Year-to-date
	Q2	Q1	Q4	Q3	Q2	2018	2017
New primary insurance written (NIW) (billions)	$13.2	$10.6	$12.8	$14.1	$12.9	$23.8	$22.2

Monthly (including split premium plans) and annual premium plans	11.1	8.5	10.1	11.4	10.6	19.6	18.4
Single premium plans	2.1	2.1	2.7	2.7	2.3	4.2	3.8

Direct average premium rate (bps) on NIW
Monthly (1)	54.6	55.8	56.3	55.5	55.1	55.1	55.3
Singles	165.6	167.4	170.5	176.8	177.4	166.5	175.3

Product mix as a % of primary NIW
FICO < 680	6%	7%	8%	7%	7%	7%	7%
>95% LTVs	15%	13%	13%	12%	10%	14%	9%
>45% DTI	19%	20%	19%	9%	6%	20%	10%
Singles	16%	19%	21%	20%	18%	17%	17%
Refinances	6%	12%	13%	9%	9%	9%	12%

New primary risk written (billions)	$3.3	$2.6	$3.2	$3.5	$3.2	$5.9	$5.5

(1) Excludes loans with split and annual payments

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - INSURANCE IN FORCE and RISK IN FORCE

	2018		2017
	Q2	Q1	Q4	Q3	Q2
Primary Insurance In Force (IIF) (billions)	$200.7	$197.5	$194.9	$191.0	$187.3
Total # of loans	1,033,323	1,026,797	1,023,951	1,014,092	1,006,392
Flow # of loans	982,208	973,187	968,649	956,772	946,435

Average Loan Size of IIF (thousands)	$194.2	$192.3	$190.4	$188.4	$186.1
Flow only	$196.8	$195.0	$193.0	$190.9	$188.7

Annual Persistency	80.1%	80.2%	80.1%	78.8%	77.8%

Primary Risk In Force (RIF) (billions)	$51.7	$50.9	$50.3	$49.4	$48.5
By FICO (%)
FICO 760 & >	37%	37%	36%	36%	36%
FICO 740-759	15%	15%	15%	15%	15%
FICO 720-739	14%	14%	14%	14%	14%
FICO 700-719	11%	11%	11%	11%	11%
FICO 680-699	9%	9%	9%	9%	9%
FICO 660-679	5%	5%	5%	5%	5%
FICO 640-659	4%	3%	4%	4%	4%
FICO 639 & <	5%	6%	6%	6%	6%

Average Coverage Ratio (RIF/IIF)	25.8%	25.8%	25.8%	25.9%	25.9%

Direct Pool RIF (millions)
With aggregate loss limits	$233	$233	$236	$238	$239
Without aggregate loss limits	$210	$222	$235	$251	$267

Note: The FICO credit score for a loan with multiple borrowers is the lowest of the borrowers’ “decision FICO scores.” A borrower’s “decision FICO score” is determined as follows: if there are three FICO scores available, the middle FICO score is used; if two FICO scores are available, the lower of the two is used; if only one FICO score is available, it is used.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - DEFAULT STATISTICS

	2018				2017
	Q2		Q1		Q4		Q3		Q2
Primary IIF - Delinquent Roll Forward - # of Loans
Beginning Delinquent Inventory	41,243		46,556		41,235		41,317		45,349
New Notices	12,159		14,623		22,916		15,950		14,463
Cures	(15,350)		(18,073)		(15,712)		(13,546)		(14,708)
Paids (including those charged to a deductible or captive)	(1,501)		(1,571)		(1,803)		(2,195)		(2,573)
Rescissions and denials	(76)		(68)		(80)		(82)		(100)
Items removed from inventory	(438)		(224)		—		(209)		(1,114)
Ending Delinquent Inventory	36,037		41,243		46,556		41,235		41,317

Primary IIF Delinquency Rate	3.49%		4.02%		4.55%		4.07%		4.11%
Primary claim received inventory included in ending delinquent inventory	827		819		954		1,063		1,258

Primary IIF - # of Delinquent Loans - Flow only	27,250		31,621		35,791		30,501		30,571
Primary IIF Delinquency Rate - Flow only	2.77%		3.25%		3.70%		3.19%		3.23%

Composition of Cures
Reported delinquent and cured intraquarter	3,447		5,530		5,520		4,347		3,854

Number of payments delinquent prior to cure
3 payments or less	7,204		8,285		6,324		6,011		6,803
4-11 payments	4,000		3,501		2,758		2,374		2,964
12 payments or more	699		757		1,110		814		1,087
Total Cures in Quarter	15,350		18,073		15,712		13,546		14,708

Composition of Paids
Number of payments delinquent at time of claim payment
3 payments or less	3		2		6		13		8
4-11 payments	147		184		181		222		279
12 payments or more	1,351		1,385		1,616		1,960		2,286
Total Paids in Quarter	1,501		1,571		1,803		2,195		2,573

Aging of Primary Delinquent Inventory
Consecutive months delinquent
3 months or less	8,554	24%	8,770	21%	17,119	37%	11,331	27%	10,299	25%
4-11 months	12,506	35%	16,429	40%	12,050	26%	11,092	27%	11,018	27%
12 months or more	14,977	41%	16,044	39%	17,387	37%	18,812	46%	20,000	48%

Number of payments delinquent
3 payments or less	14,178	39%	16,023	39%	21,678	46%	16,916	41%	15,858	38%
4-11 payments	11,429	32%	13,734	33%	12,446	27%	10,583	26%	10,560	26%
12 payments or more	10,430	29%	11,486	28%	12,432	27%	13,736	33%	14,899	36%

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - RESERVES and CLAIMS PAID

	2018				2017						Year-to-date
	Q2		Q1		Q4		Q3		Q2		2018		2017
Reserves (millions)
Primary Direct Loss Reserves	$799		$910		$971		$1,090		$1,165
Pool Direct loss reserves	13		14		14		15		21
Other Gross Reserves	1		—		1		—		1
Total Gross Loss Reserves	$813		$924		$986		$1,105		$1,187

Primary Average Direct Reserve Per Delinquency	$22,178	(1)	$22,060	(1)	$20,851	(1)	$26,430		$28,206

Net Paid Claims (millions) (3)	$91		$82		$91		$113		$173		$173		$301
Total primary (excluding settlements)	75		80		89		101		126		155		256
Rescission and NPL settlements	14		7		—		9		45		21		45
Pool	1		2		2		2		4		3		6
Reinsurance	(3)		(11)		(5)		(3)		(6)		(14)		(15)
Other	4		4		5		4		4		8		9
Reinsurance terminations (3)	(2)		—		—		—		—		(2)		—

Primary Average Claim Payment (thousands)	$50.2	(2)	$51.1	(2)	$49.2		$46.4	(2)	$49.1	(2)	$50.6	(2)	$49.1	(2)
Flow only	$45.2	(2)	$45.2	(2)	$45.1		$43.7	(2)	$45.0	(2)	$45.2	(2)	$45.1	(2)

(1) Excluding our estimate of delinquencies resulting from hurricane activity and their associated loss reserves, the average direct reserve per delinquency was approximately $24,000.

(2) Excludes amounts paid in settlement disputes for claims paying practices and/or commutations of non-performing loans.

(3) Net paid claims, as presented, does not include amounts received in conjunction with terminations or commutations of reinsurance agreements.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - REINSURANCE, BULK STATISTICS and MI RATIOS

	2018			2017			Year-to-date
	Q2		Q1	Q4	Q3	Q2	2018	2017
Quota Share Reinsurance
% insurance inforce subject to reinsurance	78.2%		77.9%	78.2%	78.3%	77.6%
% NIW subject to reinsurance	75.9%		73.3%	77.0%	86.1%	88.2%	74.7%	87.2%
Ceded premiums written and earned (millions)	$21.4		$33.0	$32.3	$30.9	$28.9	$54.4	$57.8
Ceded losses incurred (millions)	$(3.7)		$7.8	$7.3	$5.9	$4.4	$4.1	$9.1
Ceding commissions (millions) (included in underwriting and other expenses)	$12.6		$12.6	$12.6	$12.5	$12.2	$25.2	$24.2
Profit commission (millions) (included in ceded premiums)	$41.8		$30.2	$30.6	$31.6	$32.3	$72.0	$63.4

Bulk Primary Insurance Statistics
Insurance in force (billions)	$7.4		$7.7	$8.0	$8.3	$8.7
Risk in force (billions)	$2.1		$2.2	$2.2	$2.4	$2.5
Average loan size (thousands)	$144.5		$143.8	$144.6	$145.4	$144.9
Number of delinquent loans	8,787		9,622	10,765	10,734	10,746
Delinquency rate	17.19%		17.95%	19.47%	18.73%	17.92%
Primary paid claims (millions)	$22		$24	$25	$26	$31	$46	$64
Average claim payment (thousands)	$67.7		$72.8	$64.4	$56.1	$67.7	$70.3	$67.1

Mortgage Guaranty Insurance Corporation - Risk to Capital	9.1:1	(1)	9.4:1	9.5:1	10.1:1	10.2:1
Combined Insurance Companies - Risk to Capital	10.0:1	(1)	10.3:1	10.5:1	11.1:1	11.3:1

GAAP loss ratio (insurance operations only)	(5.4)%		10.3%	(13.1)%	12.5%	11.8%	2.2%	11.9%
GAAP underwriting expense ratio (insurance operations only)	16.4%		19.5%	15.9%	15.7%	15.6%	17.9%	16.3%

(1) Preliminary

Risk Factors
As used below, “we,” “our” and “us” refer to MGIC Investment Corporation’s consolidated operations or to MGIC Investment Corporation, as the context requires; and “MGIC” refers to Mortgage Guaranty Insurance Corporation.
Our actual results could be affected by the risk factors below. These risk factors should be reviewed in connection with this press release and our periodic reports to the Securities and Exchange Commission (“SEC”). These risk factors may also cause actual results to differ materially from the results contemplated by forward looking statements that we may make, including forward looking statements in these risk factors. Forward looking statements consist of statements which relate to matters other than historical fact, including matters that inherently refer to future events. Among others, statements that include words such as “believe,” “anticipate,” “will” or “expect,” or words of similar import, are forward looking statements. We are not undertaking any obligation to update any forward looking statements or other statements we may make even though these statements may be affected by events or circumstances occurring after the forward looking statements or other statements were made. No investor should rely on the fact that such statements are current at any time other than the time at which this press release was delivered for dissemination to the public.
Competition or changes in our relationships with our customers could reduce our revenues, reduce our premium yields and / or increase our losses.
Our private mortgage insurance competitors include:
•Arch Mortgage Insurance Company,
•Essent Guaranty, Inc.,
•Genworth Mortgage Insurance Corporation,
•National Mortgage Insurance Corporation, and
•Radian Guaranty Inc.
The private mortgage insurance industry is highly competitive and is expected to remain so. We believe that we currently compete with other private mortgage insurers based on pricing, underwriting requirements, financial strength (including based on credit or financial strength ratings), customer relationships, name recognition, reputation, the strength of our management team and field organization, the ancillary products and services provided to lenders and the effective use of technology and innovation in the delivery and servicing of our mortgage insurance products.
Much of the competition in the industry in the last few years has centered on pricing practices which have included: (i) reductions in standard filed rates for borrower-paid mortgage insurance policies ("BPMI"); (ii) use by certain competitors of a spectrum of filed rates to allow for formulaic, risk-based pricing (commonly referred to as “black-box” pricing); and (iii) use of customized rates (discounted from published rates) that are made available to many, but not all, lenders. We changed our BPMI premium rates with effective dates in the second and third quarters of 2018. Based on the mix of our new primary insurance written ("NIW") in the first quarter of 2018, the changed premiums would have resulted in an overall direct premium rate decrease for all NIW in the first quarter of 2018 of approximately 8.5%. This premium rate decrease will affect our premium yield (net premiums earned divided by the average insurance in force) over time as older insurance policies with higher premium rates run off and new insurance policies with lower premium rates are written. The GSE pilot programs discussed in our risk factor titled "The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance" could lead to further reductions in premium rates.
Our relationships with our customers could be adversely affected by a variety of factors, including if our premium rates are higher than those of our competitors, our underwriting requirements result in our declining to insure some of the loans originated by our customers, or our insurance policy rescissions and claim curtailments affect the customer. Regarding the concentration of our new business, our largest customer accounted for approximately 4% of our new insurance written in each of 2017 and the first half of 2018.

Certain of our competitors have access to capital at a lower cost of capital than we do (including, as a result of off-shore reinsurance vehicles, which are also tax-advantaged). As a result, they may be better positioned to compete outside of traditional mortgage insurance, including by participating in the pilot programs referred to above and other alternative forms of credit enhancement pursued by the GSEs. In addition, because of their tax advantages, certain competitors may be able to achieve higher after-tax rates of return on their NIW compared to us, which could allow them to leverage reduced pricing to gain market share.
Substantially all of our insurance written since 2008 has been for loans purchased by the GSEs. The current private mortgage insurer eligibility requirements ("PMIERs") of the GSEs require a mortgage insurer to maintain a minimum amount of assets to support its insured risk, as discussed in our risk factor titled “We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility.” The PMIERs do not require an insurer to maintain minimum financial strength ratings; however, our financial strength ratings can affect us in the following ways:

•
A downgrade in our financial strength ratings could result in increased scrutiny of our financial condition by the GSEs and/or our customers, potentially resulting in a decrease in the amount of our new insurance written.

•
Our ability to participate in the non-GSE mortgage market (which has been limited since 2008, but may grow in the future), could depend on our ability to maintain and improve our investment grade ratings for our mortgage insurance subsidiaries. We could be competitively disadvantaged with some market participants because the financial strength ratings of our insurance subsidiaries are lower than those of some competitors. MGIC's financial strength rating from Moody’s is Baa2 (with a stable outlook) and from Standard & Poor’s is BBB+ (with a stable outlook).

•
Financial strength ratings may also play a greater role if the GSEs no longer operate in their current capacities, for example, due to legislative or regulatory action. In addition, although the PMIERs do not require minimum financial strength ratings, the GSEs consider financial strength ratings to be important when utilizing forms of credit enhancement other than traditional mortgage insurance, including the pilot programs referred to above, and as discussed in our risk factor titled "The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance."

If we are unable to compete effectively in the current or any future markets as a result of the financial strength ratings assigned to our insurance subsidiaries, our future new insurance written could be negatively affected.
The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance.
Alternatives to private mortgage insurance include:

•	lenders using FHA, VA and other government mortgage insurance programs,

•	investors using risk mitigation and credit risk transfer techniques other than private mortgage insurance,

•	lenders and other investors holding mortgages in portfolio and self-insuring, and

•
lenders originating mortgages using piggyback structures to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10%, 15% or 20% loan-to-value ratio (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% loan-to-value ratio that has private mortgage insurance.

In the first quarter of 2018, Freddie Mac began marketing a pilot program to lenders that would have loan level mortgage default coverage provided by various (re)insurers that are not mortgage insurers and that are not selected by the lenders. We view the pilot program as competing with traditional private mortgage insurance. The pilot offers pricing below prevalent single premium lender paid mortgage insurance ("LPMI") rates. In July 2018, Fannie Mae announced a similar pilot program that would have loan level mortgage default coverage provided by a panel of reinsurers (which may include affiliates of private mortgage insurers).

The GSEs (and other investors) have also used other forms of credit enhancement that did not involve private mortgage insurance, such as engaging in credit-linked note transactions executed in the capital markets, or using other forms of debt issuances or securitizations that transfer credit risk directly to other investors; using other risk mitigation techniques in conjunction with reduced levels of private mortgage insurance coverage; or accepting credit risk without credit enhancement.
The FHA's share of the low down payment residential mortgages that were subject to FHA, VA, USDA or primary private mortgage insurance was 33.9% in the first quarter of 2018, 35.6% in 2017 and 35.5% in 2016. In the past ten years, the FHA’s share has been as low as 32.4% in 2014 and as high as 68.7% in 2009. Factors that influence the FHA’s market share include relative rates and fees, underwriting guidelines and loan limits of the FHA, VA, private mortgage insurers and the GSEs; lenders' perceptions of legal risks under FHA versus GSE programs; flexibility for the FHA to establish new products as a result of federal legislation and programs; returns expected to be obtained by lenders for Ginnie Mae securitization of FHA-insured loans compared to those obtained from selling loans to Fannie Mae or Freddie Mac for securitization; and differences in policy terms, such as the ability of a borrower to cancel insurance coverage under certain circumstances. We cannot predict how the factors that affect the FHA’s share of new insurance written will change in the future.
The VA's share of the low down payment residential mortgages that were subject to FHA, VA, USDA or primary private mortgage insurance was 25.5% in the first quarter of 2018, 24.1% in 2017 and 26.6% in 2016. In the past ten years, the VA’s share has been as low as 8.2% in 2008 and as high as 26.6% in 2016. We believe that the VA’s market share has generally been increasing because of an increase in the number of borrowers that are eligible for the VA’s program, which offers 100% loan-to-value ratio ("LTV") loans and charges a one-time funding fee that can be included in the loan amount, and because eligible borrowers have opted to use the VA program when refinancing their mortgages.
Changes in the business practices of the GSEs, federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses.
The GSEs’ charters generally require credit enhancement for a low down payment mortgage loan (a loan amount that exceeds 80% of a home’s value) in order for such loan to be eligible for purchase by the GSEs. Lenders generally have used private mortgage insurance to satisfy this credit enhancement requirement. (For information about GSE pilot programs initiated in 2018 that provide loan level default coverage by various (re)insurers (which may include affiliates of private mortgage insurers), see our risk factor titled "The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance.") Because low down payment mortgages purchased by the GSEs have generally been insured with private mortgage insurance, the business practices of the GSEs greatly impact our business and include:

•
private mortgage insurer eligibility requirements of the GSEs (for information about the financial requirements included in the PMIERs, see our risk factor titled “We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility”),

•
the capital and collateral requirements for participants in the GSEs' alternative forms of credit enhancement discussed in our risk factor titled "The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance,"

•
the level of private mortgage insurance coverage, subject to the limitations of the GSEs’ charters (which may be changed by federal legislation), when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	the amount of loan level price adjustments and guaranty fees (which result in higher costs to borrowers) that the GSEs assess on loans that require private mortgage insurance,

•	whether the GSEs influence the mortgage lender’s selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

•
the underwriting standards that determine which loans are eligible for purchase by the GSEs, which can affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law,

•	the programs established by the GSEs intended to avoid or mitigate loss on insured mortgages and the circumstances in which mortgage servicers must implement such programs,

•	the terms that the GSEs require to be included in mortgage insurance policies for loans that they purchase,

•
the terms on which the GSEs offer lenders relief on their representations and warranties made at the time of sale of a loan to the GSEs, which creates pressure on mortgage insurers to limit their rescission rights to conform to such relief, and the extent to which the GSEs intervene in mortgage insurers’ claims paying practices, rescission practices or rescission settlement practices with lenders, and

•	the maximum loan limits of the GSEs compared to those of the FHA and other investors.
The Federal Housing Finance Agency (“FHFA”) has been the conservator of the GSEs since 2008 and has the authority to control and direct their operations. The increased role that the federal government has assumed in the residential housing finance system through the GSE conservatorship may increase the likelihood that the business practices of the GSEs change in ways that have a material adverse effect on us and that the charters of the GSEs are changed by new federal legislation. In the past, members of Congress have introduced several bills intended to change the business practices of the GSEs and the FHA; however, no legislation has been enacted.
The Administration issued a June 2018 report indicating that the conservatorship of the GSEs should end and that the GSEs should transition to fully private entities, competing on a level playing field with private issuers of mortgage-backed securities ("MBS") (such issuers, collectively with the GSEs, referred to in the report as the "guarantors"). The report further indicated that a federal entity should regulate the guarantors, including their capital adequacy, and that guarantors should have access to an explicit federal guarantee on the MBS that is only exposed after substantial losses are incurred by the private market, including the guarantors. The report also indicated that a fee on the outstanding volume of MBS would be transferred to the Department of Housing and Urban Development (of which the FHA is a part) to be used for affordable housing purposes. As a result of the matters referred to above, it is uncertain what role the GSEs, FHA and private capital, including private mortgage insurance, will play in the residential housing finance system in the future or the impact of any such changes on our business. In addition, the timing of the impact of any resulting changes on our business is uncertain. Most meaningful changes would require Congressional action to implement and it is difficult to estimate when Congressional action would be final and how long any associated phase-in period may last.
We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility.
We must comply with the PMIERs to be eligible to insure loans purchased by the GSEs. The PMIERs include financial requirements, as well as business, quality control and certain transaction approval requirements. The financial requirements of the PMIERs require a mortgage insurer’s “Available Assets” (generally only the most liquid assets of an insurer) to equal or exceed its “Minimum Required Assets” (which are based on an insurer’s book of insurance in force and are calculated from tables of factors with several risk dimensions and are subject to a floor amount). Based on our interpretation of the PMIERs, as of June 30, 2018, MGIC’s Available Assets totaled $4.8 billion, or $1.0 billion in excess of its Minimum Required Assets. MGIC is in compliance with the PMIERs and eligible to insure loans purchased by the GSEs.
If MGIC ceases to be eligible to insure loans purchased by one or both of the GSEs, it would significantly reduce the volume of our new business writings. Factors that may negatively impact MGIC’s ability to continue to comply with the financial requirements of the PMIERs include the following:

•
In December 2017, we received from the GSEs a summary of proposed changes to the PMIERs. In June 2018, we received a revised draft of proposed changes to the PMIERs that we expect will be finalized in the third quarter of 2018 and become effective at the end of the first quarter of 2019 (the revised PMIERs are referred to as "PMIERs 2.0"). Upon effectiveness of PMIERs 2.0, we expect that MGIC would continue to have an excess of Available Assets over Minimum Required Assets ("PMIERs Excess"), although our PMIERs Excess would be materially lower than it was at June 30, 2018 under the existing PMIERs, and that MGIC would continue to be able to pay quarterly dividends to our holding company at the $50 million quarterly rate at which they were paid in the first and second quarters of 2018.

We have non-disclosure obligations to each of the GSEs and cannot provide further comment on the draft of PMIERs 2.0, other than as described above. Until the GSEs and/or FHFA provide public disclosure of the final version of PMIERs 2.0, we do not plan to update or correct any of the disclosures above.

•
Our future operating results may be negatively impacted by the matters discussed in the rest of these risk factors. Such matters could decrease our revenues, increase our losses or require the use of assets, thereby creating a shortfall in Available Assets.

•
Should capital be needed by MGIC in the future, capital contributions from our holding company may not be available due to competing demands on holding company resources, including for repayment of debt.

While on an overall basis, the amount of Available Assets MGIC must hold in order to continue to insure GSE loans is greater under the PMIERs than what state regulation currently requires, our reinsurance transactions mitigate the negative effect of the PMIERs on our returns. In this regard, see the first bullet point above. In addition, reinsurance may not always be available to us or available on similar terms, and it subjects us to counterparty credit risk.
In June 2018, the FHFA issued a proposed rule on regulatory capital requirements for the GSEs ("GSE Capital Requirements"), which included a framework for determining the capital relief allowed to the GSEs for loans with private mortgage insurance. The FHFA noted that the GSEs would not be subject to the GSE Capital Requirements during their conservatorship.
The benefit of our net operating loss carryforwards may become substantially limited.
As of June 30, 2018, we had approximately $344.0 million of net operating losses for tax purposes that we can use in certain circumstances to offset future taxable income and thus reduce our federal income tax liability. Any unutilized carryforwards are scheduled to expire at the end of tax years 2032 through 2033. Our ability to utilize these net operating losses to offset future taxable income may be significantly limited if we experience an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general, an ownership change will occur if there is a cumulative change in our ownership by “5-percent shareholders” (as defined in the Code) that exceeds 50 percentage points over a rolling three-year period. A corporation that experiences an ownership change will generally be subject to an annual limitation on the corporation’s subsequent use of net operating loss carryovers that arose from pre-ownership change periods and use of losses that are subsequently recognized with respect to assets that had a built-in-loss on the date of the ownership change. The amount of the annual limitation generally equals the fair value of the corporation immediately before the ownership change multiplied by the long-term tax-exempt interest rate (subject to certain adjustments). To the extent that the limitation in a post-ownership-change year is not fully utilized, the amount of the limitation for the succeeding year will be increased.
While we have adopted our Amended and Restated Rights Agreement (the "2015 Agreement") to minimize the likelihood of transactions in our stock resulting in an ownership change, future issuances of equity-linked securities or transactions in our stock and equity-linked securities that may not be within our control may cause us to experience an ownership change. If we experience an ownership change, we may not be able to fully utilize our net operating losses, resulting in additional income taxes and a reduction in our shareholders’ equity.

On April 26, 2018, our Board of Directors approved amendments to the 2015 Agreement described above (as amended and restated, the “2018 Agreement”). The only material amendment made to the 2015 Agreement was an extension of the final expiration date until March 1, 2020. The approval and effectiveness of the 2018 Agreement is subject to shareholder approval at the Annual Meeting of Shareholders, scheduled to be held July 25, 2018. Until such shareholder approval, the 2015 Rights Agreement remains in effect and will expire by its terms on August 1, 2018.
We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future.
Before paying an insurance claim, we review the loan and servicing files to determine the appropriateness of the claim amount. When reviewing the files, we may determine that we have the right to rescind coverage on the loan. In our SEC reports, we refer to insurance rescissions and denials of claims collectively as “rescissions” and variations of that term. In addition, our insurance policies generally provide that we can reduce or deny a claim if the servicer did not comply with its obligations under our insurance policy. We call such reduction of claims “curtailments.” In recent quarters, an immaterial percentage of claims received in a quarter have been resolved by rescissions. In each of 2017 and the first half of 2018, curtailments reduced our average claim paid by approximately 5.6% and 6.7%, respectively.
Our loss reserving methodology incorporates our estimates of future rescissions, curtailments, and reversals of rescissions and curtailments. A variance between ultimate actual rescission, curtailment and reversal rates and our estimates, as a result of the outcome of litigation, settlements or other factors, could materially affect our losses.
When the insured disputes our right to rescind coverage or curtail claims, we generally engage in discussions in an attempt to settle the dispute. If we are unable to reach a settlement, the outcome of a dispute ultimately would be determined by legal proceedings.
Under ASC 450-20, until a liability associated with settlement discussions or legal proceedings becomes probable and can be reasonably estimated, we consider our claim payment or rescission resolved for financial reporting purposes and do not accrue an estimated loss. Where we have determined that a loss is probable and can be reasonably estimated, we have recorded our best estimate of our probable loss. If we are not able to implement settlements we consider probable, we intend to defend MGIC vigorously against any related legal proceedings.
In addition to matters for which we have recorded a probable loss, we are involved in other discussions and/or proceedings with insureds with respect to our claims paying practices. Although it is reasonably possible that when these matters are resolved we will not prevail in all cases, we are unable to make a reasonable estimate or range of estimates of the potential liability. We estimate the maximum exposure associated with matters where a loss is reasonably possible to be approximately $288 million, although we believe (but can give no assurance that) we will ultimately resolve these matters for significantly less than this amount. This estimate of our maximum exposure does not include interest or consequential or exemplary damages.
Mortgage insurers, including MGIC, have been involved in litigation and regulatory actions related to alleged violations of the anti-referral fee provisions of the Real Estate Settlement Procedures Act, which is commonly known as RESPA, and the notice provisions of the Fair Credit Reporting Act, which is commonly known as FCRA. While these proceedings in the aggregate have not resulted in material liability for MGIC, there can be no assurance that the outcome of future proceedings, if any, under these laws would not have a material adverse affect on us. In addition, various regulators, including the CFPB, state insurance commissioners and state attorneys general may bring other actions seeking various forms of relief in connection with alleged violations of RESPA. The insurance law provisions of many states prohibit paying for the referral of insurance business and provide various mechanisms to enforce this prohibition. While we believe our practices are in conformity with applicable laws and regulations, it is not possible to predict the eventual scope, duration or outcome of any such reviews or investigations nor is it possible to predict their effect on us or the mortgage insurance industry.
In addition to the matters described above, we are involved in other legal proceedings in the ordinary course of business. In our opinion, based on the facts known at this time, the ultimate resolution of these ordinary course legal proceedings will not have a material adverse effect on our financial position or results of operations.
We are subject to comprehensive regulation and other requirements, which we may fail to satisfy.
We are subject to comprehensive, detailed regulation by state insurance departments. These regulations are principally designed for the protection of our insured policyholders, rather than for the benefit of investors. Although their scope varies, state insurance laws generally grant broad supervisory powers to agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business. State insurance regulatory authorities could take actions, including changes in capital requirements, that could have a material adverse effect on us. For more information about state capital requirements, see our risk factor titled “State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.” To the extent that we are construed to make independent credit decisions in connection with our contract underwriting activities, we also could be subject to increased regulatory requirements under the Equal Credit Opportunity Act, commonly known as ECOA, FCRA, and other laws. For more details about the various ways in which our subsidiaries are regulated, see “Regulation” in Item 1 of our Annual Report on Form 10-K filed with the SEC on February 23, 2018. In addition to regulation by state insurance regulators, the CFPB may issue additional rules or regulations, which may materially affect our business.

In December 2013, the U.S. Treasury Department’s Federal Insurance Office released a report that calls for federal standards and oversight for mortgage insurers to be developed and implemented. It is uncertain if and when the standards and oversight will become effective and what form they will take.
Resolution of our dispute with the Internal Revenue Service could adversely affect us.
The Internal Revenue Service (“IRS”) completed examinations of our federal income tax returns for the years 2000 through 2007 and issued proposed assessments for taxes, interest and penalties related to our treatment of the flow-through income and loss from an investment in a portfolio of residual interests of Real Estate Mortgage Investment Conduits (“REMICs”). We appealed these assessments within the IRS and in August 2010, we reached a tentative settlement agreement with the IRS which was not finalized.
In 2014, we received Notices of Deficiency (commonly referred to as “90 day letters”) covering the 2000-2007 tax years. The Notices of Deficiency reflect taxes and penalties related to the REMIC matters of $197.5 million and at June 30, 2018, there would also be interest related to these matters of approximately $215.2 million. In 2007, we made a payment of $65.2 million to the United States Department of the Treasury which will reduce any amounts we would ultimately owe. The Notices of Deficiency also reflect additional amounts due of $261.4 million, which are primarily associated with the disallowance of the carryback of the 2009 net operating loss to the 2004-2007 tax years. We believe the IRS included the carryback adjustments as a precaution to keep open the statute of limitations on collection of the tax that was refunded when this loss was carried back, and not because the IRS actually intends to disallow the carryback permanently. Depending on the outcome of this matter, additional state income taxes and state interest may become due when a final resolution is reached. As of June 30, 2018, those state taxes and interest would approximate $89.4 million. In addition, there could also be state tax penalties. Our total amount of unrecognized tax benefits as of June 30, 2018 is $144.9 million, which represents the tax benefits generated by the REMIC portfolio included in our tax returns that we have not taken benefit for in our financial statements, including any related interest.
We reached agreement with the IRS to settle all issues in the case and the IRS subsequently submitted documentation reflecting the terms of the agreement to the Joint Committee on Taxation (“JCT”) for its review, which must be performed before a settlement can be completed. In the second quarter of 2018, we were notified that the JCT had no objection to the terms of the agreement and that the IRS was working toward finalizing the matter. The expected impact of the agreed upon settlement was previously reflected in our consolidated financial statements.
Although we expect the settlement to be completed, should it not be completed, ongoing litigation to resolve our dispute with the IRS could be lengthy and costly in terms of legal fees and related expenses. We would need to make further adjustments, which could be material, to our tax provision and liabilities if our view of the probability of success in this matter changes, and the ultimate resolution of this matter could have a material negative impact on our effective tax rate, results of operations, cash flows, available assets and statutory capital. In this regard, see our risk factors titled “We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility” and “State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.”
If our risk management programs are not effective in identifying, or adequate in controlling or mitigating, the risks we face, or if the models used in our businesses are inaccurate, it could have a material adverse impact on our business, results of operations and financial condition.
Our enterprise risk management program, described in "Business - Our Products and Services - Risk Management" in Item 1 of our Annual Report on Form 10-K filed with the SEC on February 23, 2018, may not be effective in identifying, or adequate in controlling or mitigating, the risks we face in our business.
We employ proprietary and third party models to project returns, price products, calculate reserves, generate projections used to estimate future pre-tax income and to evaluate loss recognition testing, evaluate risk, determine internal capital requirements, perform stress testing, and for other uses. These models rely on estimates and projections that are inherently uncertain and may not operate as intended. In addition, from time to time we seek to improve certain models, and the conversion process may result in material changes to assumptions, including those about returns and financial results. The models we employ are complex, which increases our risk of error in their design, implementation or use. Also, the associated input data, assumptions and calculations may not be correct, and the controls we have in place to mitigate that risk may not be effective in all cases. The risks related to our models may increase when we change assumptions and/or methodologies, or when we add or change modeling platforms. We have enhanced, and we intend to continue to enhance, our modeling capabilities. Moreover, we may use information we receive through enhancements to refine or otherwise change existing assumptions and/or methodologies.
Because we establish loss reserves only upon a loan delinquency rather than based on estimates of our ultimate losses on risk in force, losses may have a disproportionate adverse effect on our earnings in certain periods.
In accordance with accounting principles generally accepted in the United States, commonly referred to as GAAP, we establish reserves for insurance losses and loss adjustment expenses only when notices of default on insured mortgage loans are received and for loans we estimate are in default but for which notices of default have not yet been reported to us by the servicers (this is often referred to as “IBNR”). Because our reserving method does not take account of losses that could occur from loans that are not delinquent, such losses are not reflected in our financial statements, except in the case where a premium deficiency exists. As a result, future losses on loans that are not currently delinquent may have a material impact on future results as such losses emerge.
Because loss reserve estimates are subject to uncertainties, paid claims may be substantially different than our loss reserves.
When we establish reserves, we estimate the ultimate loss on delinquent loans using estimated claim rates and claim amounts. The estimated claim rates and claim amounts represent our best estimates of what we will actually pay on the loans in default as of the reserve date and incorporate anticipated mitigation from rescissions and curtailments. The establishment of loss reserves is subject to inherent uncertainty and requires judgment by management. The actual amount of the claim payments may be substantially different than our loss reserve estimates. Our estimates could be affected by several factors, including a change in regional or national economic conditions, and a change in the length of time loans are delinquent before claims are received. The change in conditions may include changes in unemployment, affecting borrowers’ income and thus their ability to make mortgage payments, and changes in home prices, which may affect borrower willingness to continue to make mortgage payments when the value of the home is below the mortgage balance. Changes to our estimates could have a material impact on our future results, even in a stable economic environment. In addition, historically, losses incurred have followed a seasonal trend in which the second half of the year has weaker credit performance than the first half, with higher new default notice activity and a lower cure rate.
We rely on our management team and our business could be harmed if we are unable to retain qualified personnel or successfully develop and/or recruit their replacements.
Our success depends, in part, on the skills, working relationships and continued services of our management team and other key personnel. The unexpected departure of key personnel could adversely affect the conduct of our business. In such event, we would be required to obtain other personnel to manage and operate our business. In addition, we will be required to replace the knowledge and expertise of our aging workforce as our workers retire. In either case, there can be no assurance that we would be able to develop or recruit suitable replacements for the departing individuals; that replacements could be hired, if necessary, on terms that are favorable to us; or that we can successfully transition such replacements in a timely manner. We currently have not entered into any employment agreements with our officers or key personnel. Volatility or lack of performance in our stock price may affect our ability to retain our key personnel or attract replacements should key personnel depart. Without a properly skilled and experienced workforce, our costs, including productivity costs and costs to replace employees may increase, and this could negatively impact our earnings.
If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline.
The factors that may affect the volume of low down payment mortgage originations include:

•	restrictions on mortgage credit due to more stringent underwriting standards, liquidity issues or risk-retention and/or capital requirements affecting lenders,

•	the level of home mortgage interest rates,

•	the health of the domestic economy as well as conditions in regional and local economies and the level of consumer confidence,

•	housing affordability,

•	new and existing housing availability,

•	the rate of household formation, which is influenced, in part, by population and immigration trends,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinanced loans have loan-to-value ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.
A decline in the volume of low down payment home mortgage originations could decrease demand for mortgage insurance and decrease our new insurance written. For other factors that could decrease the demand for mortgage insurance, see our risk factor titled “The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance.”
State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.
The insurance laws of 16 jurisdictions, including Wisconsin, MGIC's domiciliary state, require a mortgage insurer to maintain a minimum amount of statutory capital relative to its risk in force (or a similar measure) in order for the mortgage insurer to continue to write new business. We refer to these requirements as the “State Capital Requirements.” While they vary among jurisdictions, the most common State Capital Requirements allow for a maximum risk-to-capital ratio of 25 to 1. A risk-to-capital ratio will increase if (i) the percentage decrease in capital exceeds the percentage decrease in insured risk, or (ii) the percentage increase in capital is less than the percentage increase in insured risk. Wisconsin does not regulate capital by using a risk-to-capital measure but instead requires a minimum policyholder position (“MPP”). The “policyholder position” of a mortgage insurer is its net worth or surplus, contingency reserve and a portion of the reserves for unearned premiums.
At June 30, 2018, MGIC’s risk-to-capital ratio was 9.1 to 1, below the maximum allowed by the jurisdictions with State Capital Requirements, and its policyholder position was $2.4 billion above the required MPP of $1.2 billion. In calculating our risk-to-capital ratio and MPP, we are allowed full credit for the risk ceded under our reinsurance transactions with a group of unaffiliated reinsurers. It is possible that under the revised State Capital Requirements discussed below, MGIC will not be allowed full credit for the risk ceded to the reinsurers. If MGIC is not allowed an agreed level of credit under either the State Capital Requirements or the PMIERs, MGIC may terminate the reinsurance transactions, without penalty. At this time, we expect MGIC to continue to comply with the current State Capital Requirements; however, you should read the rest of these risk factors for information about matters that could negatively affect such compliance.
At June 30, 2018, the risk-to-capital ratio of our combined insurance operations (which includes a reinsurance affiliate) was 10.0 to 1. Reinsurance transactions with our affiliate permit MGIC to write insurance with a higher coverage percentage than it could on its own under certain state-specific requirements. A higher risk-to-capital ratio on a combined basis may indicate that, in order for MGIC to continue to utilize reinsurance arrangements with its reinsurance affiliate, additional capital contributions to the affiliate could be needed.
The NAIC plans to revise the minimum capital and surplus requirements for mortgage insurers that are provided for in its Mortgage Guaranty Insurance Model Act. In May 2016, a working group of state regulators released an exposure draft of a risk-based capital framework to establish capital requirements for mortgage insurers, although no date has been established by which the NAIC must propose revisions to the capital requirements and certain items have not yet been completely addressed by the framework, including the treatment of ceded risk, minimum capital floors, and action level triggers. Currently we believe that the PMIERs contain the more restrictive capital requirements in most circumstances.
While MGIC currently meets the State Capital Requirements of Wisconsin and all other jurisdictions, it could be prevented from writing new business in the future in all jurisdictions if it fails to meet the State Capital Requirements of Wisconsin, or it could be prevented from writing new business in a particular jurisdiction if it fails to meet the State Capital Requirements of that jurisdiction, and in each case MGIC does not obtain a waiver of such requirements. It is possible that regulatory action by one or more jurisdictions, including those that do not have specific State Capital Requirements, may prevent MGIC from continuing to write new insurance in such jurisdictions. If we are unable to write business in all jurisdictions, lenders may be unwilling to procure insurance from us anywhere. In addition, a lender’s assessment of the future ability of our insurance operations to meet the State Capital Requirements or the PMIERs may affect its willingness to procure insurance from us. In this regard, see our risk factor titled “Competition or changes in our relationships with our customers could reduce our revenues, reduce our premium yields and/or increase our losses.” A possible future failure by MGIC to meet the State Capital Requirements or the PMIERs will not necessarily mean that MGIC lacks sufficient resources to pay claims on its insurance liabilities. While we believe MGIC has sufficient claims paying resources to meet its claim obligations on its insurance in force on a timely basis, you should read the rest of these risk factors for information about matters that could negatively affect MGIC’s claims paying resources.
Downturns in the domestic economy or declines in the value of borrowers’ homes from their value at the time their loans closed may result in more homeowners defaulting and our losses increasing, with a corresponding decrease in our returns.
Losses result from events that reduce a borrower’s ability or willingness to continue to make mortgage payments, such as unemployment, health issues, family status, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. In general, favorable economic conditions reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions, including an increase in unemployment, generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect home prices, which in turn can influence the willingness of borrowers with sufficient resources to make mortgage payments to do so when the mortgage balance exceeds the value of the home. Home prices may decline even absent a deterioration in economic conditions due to declines in demand for homes, which in turn may result from changes in buyers’ perceptions of the potential for future appreciation, restrictions on and the cost of mortgage credit due to more stringent underwriting standards, higher interest rates generally, changes to the deductibility of mortgage interest or mortgage insurance premiums for income tax purposes, decreases in the rate of household formations, or other factors. Recently enacted tax legislation could have some negative impact on home prices especially on higher priced homes, but we cannot predict the magnitude of the impact, if any, on the values of the homes we insure. Changes in home prices and unemployment levels are inherently difficult to forecast given the uncertainty in the current market environment, including uncertainty about the effect of actions the federal government has taken and may take with respect to tax policies, mortgage finance programs and policies, and housing finance reform.
The mix of business we write affects our Minimum Required Assets under the PMIERs, our premium yields and the likelihood of losses occurring.
The Minimum Required Assets under the PMIERs are, in part, a function of the direct risk-in-force and the risk profile of the loans we insure, considering loan-to-value ratio, credit score, vintage, Home Affordable Refinance Program ("HARP") status and delinquency status; and whether the loans were insured under lender-paid mortgage insurance policies or other policies that are not subject to automatic termination consistent with the Homeowners Protection Act requirements for borrower paid mortgage insurance. Therefore, if our direct risk-in-force increases through increases in new insurance written, or if our mix of business changes to include loans with higher loan-to-value ratios or lower FICO scores, for example, or if we insure a higher percentage of loans under lender-paid mortgage insurance policies, all other things equal, we will be required to hold more Available Assets in order to maintain GSE eligibility.
The minimum capital required by the risk-based capital framework contained in the exposure draft released by the NAIC in May 2016 would be, in part, a function of certain loan and economic factors, including property location, loan-to-value ratio and credit score; general underwriting quality in the market at the time of loan origination; the age of the loan; and the premium rate we charge. Depending on the provisions of the capital requirements when they are released in final form and become effective, our mix of business may affect the minimum capital we are required to hold under the new framework.
The percentage of our new insurance written from all single-premium policies (LPMI and BPMI, combined) has generally been increasing over the past several years, from approximately 10% in 2013 to 19% in 2017 and 17% in the first six months of 2018. Depending on the actual life of a single premium policy and its premium rate relative to that of a monthly premium policy, a single premium policy may generate more or less premium than a monthly premium policy over its life.
We have in place quota share reinsurance ("QSR") transactions with a group of unaffiliated reinsurers that cover most of our insurance written from 2013 through 2018, and a portion of our insurance written prior to 2013. Although the transactions reduce our premiums, they have a lesser impact on our overall results, as losses ceded under the transactions reduce our losses incurred and the ceding commissions we receive reduce our underwriting expenses. The blended pre-tax cost of reinsurance under our different transactions is less than 6% (but will decrease if losses are materially higher than we expect). This blended pre-tax cost is derived by dividing the reduction in our pre-tax income on loans covered by reinsurance by our direct (that is, without reinsurance) premiums from such loans. Although the pre-tax cost of the reinsurance under each transaction is generally constant, the effect of the reinsurance on the various components of pre-tax income will vary from period to period, depending on the level of ceded losses. Although the GSEs have approved the terms of our QSR transactions, they will be reviewed under the PMIERs at least annually. We may not receive full credit under the PMIERs in future periods for the risk ceded under our QSR transactions.
In addition to the effect of reinsurance on our premiums, we expect a decline in our premium yield resulting from the premium rates themselves. An increasing percentage of our insurance in force is from book years with lower premium rates because premium rates have trended lower in recent periods (and will continue to do so after the 2018 changes to our BPMI premium rates).
The circumstances in which we are entitled to rescind coverage have narrowed for insurance we have written in recent years. During the second quarter of 2012, we began writing a portion of our new insurance under an endorsement to our then existing master policy (the “Gold Cert Endorsement”), which limited our ability to rescind coverage compared to that master policy. To comply with requirements of the GSEs, we introduced our current master policy in 2014. Our rescission rights under our current master policy are comparable to those under our previous master policy, as modified by the Gold Cert Endorsement, but may be further narrowed if the GSEs permit modifications to them. Our current master policy is filed as Exhibit 99.19 to our quarterly report on Form 10-Q for the quarter ended September 30, 2014 (filed with the SEC on November 7, 2014). All of our primary new insurance on loans with mortgage insurance application dates on or after October 1, 2014, was written under our current master policy. As of June 30, 2018, approximately 78% of our flow, primary insurance in force was written under our Gold Cert Endorsement or our current master policy. The FHFA and the GSEs have issued revised GSE rescission relief principles to, among other things, further limit the circumstances under which mortgage insurers may rescind coverage. It has been proposed that these principles be incorporated into new master policies which the GSEs have indicated should be effective for new business written in 2019, subject to state regulatory approvals. These proposed principles are likely to further reduce our ability to rescind insurance coverage in the future, potentially resulting in higher losses than would be the case under our existing master insurance policies.
From time to time, in response to market conditions, we change the types of loans that we insure and the requirements under which we insure them. We also change our underwriting guidelines, in part through aligning some of them with Fannie Mae and Freddie Mac for loans that receive and are processed in accordance with certain approval recommendations from a GSE automated underwriting system. We also make exceptions to our underwriting requirements on a loan-by-loan basis and for certain customer programs. As a result of changes to our underwriting guidelines and requirements (including those related to debt to income ("DTI") ratios, credit scores, and the manner in which income levels and property values are determined) and other factors, our business written beginning in the second half of 2013 is expected to have a somewhat higher claim incidence than business written in 2009 through the first half of 2013, but materially below that on business written in 2005-2008. However, we believe this business presents an acceptable level of risk. Our underwriting requirements are available on our website at http://www.mgic.com/underwriting/index.html.
Even when home prices are stable or rising, mortgages with certain characteristics have higher probabilities of claims. These characteristics include higher LTV ratios, lower FICO scores, limited underwriting, including limited borrower documentation, or higher DTI ratios, as well as loans having combinations of higher risk factors. As of June 30, 2018, mortgages with these characteristics in our primary risk in force included mortgages with LTV ratios greater than 95% (14.1%), loans with borrowers having FICO scores below 620 (2.7%), mortgages with borrowers having FICO scores of 620-679 (10.9%), mortgages with limited underwriting, including limited borrower documentation (2.5%), and mortgages with borrowers having DTI ratios greater than 45% (or where no ratio is available) (13.4%), each attribute as determined at the time of loan origination. An individual loan may have more than one of these attributes. A material number of these loans were originated in 2005 - 2007 or the first half of 2008. For information about our classification of loans by FICO score and documentation, see footnotes (5) and (6) to the Characteristics of Primary Risk in Force table under “Business - Our Products and Services” in Item 1 of our Annual Report on Form 10-K filed with the SEC on February 23, 2018.
As of June 30, 2018, approximately 1% of our primary risk in force consisted of adjustable rate mortgages which allow for adjustment of the initial interest rate during the five years after the mortgage closing (“ARMs”). We classify as fixed rate loans adjustable rate mortgages with an initial interest rate that is fixed during the five years after the mortgage closing and loans with temporary interest rate adjustments during the initial five years, commonly referred to as "buydowns," that convert to a fixed rate for the duration of the loan term. If interest rates should rise between the time of origination of such loans and when their interest rates may be reset, claim rates on such loans may be substantially higher than for loans without variable interest rate features. In addition, prior to 2011, we insured “interest-only” loans, which may also be ARMs, and loans with negative amortization features, such as pay option ARMs. We believe claim rates on these loans will be substantially higher than on loans without scheduled payment increases that are made to borrowers of comparable credit quality.
If state or federal regulations or statutes are changed in ways that ease mortgage lending standards and/or requirements, or if lenders seek ways to replace business in times of lower mortgage originations, it is possible that more mortgage loans could be originated with higher risk characteristics than are currently being originated, such as loans with lower FICO scores and higher DTIs. Lenders could pressure mortgage insurers to insure such loans, which are expected to experience higher claim rates. Although we attempt to incorporate these higher expected claim rates into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will be adequate to compensate for actual losses even under our current underwriting requirements. We do, however, believe that our insurance written beginning in the second half of 2008 will generate underwriting profits.
The premiums we charge may not be adequate to compensate us for our liabilities for losses and as a result any inadequacy could materially affect our financial condition and results of operations.
We set premiums at the time a policy is issued based on our expectations regarding likely performance of the insured risks over the long term. Our premiums are subject to approval by state regulatory agencies, which can delay or limit our ability to increase our premiums. Generally, we cannot cancel mortgage insurance coverage or adjust renewal premiums during the life of a mortgage insurance policy. As a result, higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by our non-renewal or cancellation of insurance coverage. The premiums we charge, and the associated investment income, may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers. An increase in the number or size of claims, compared to what we anticipate, could adversely affect our results of operations or financial condition. Our premium rates are also based in part on the amount of capital we are required to hold against the insured risk. If the amount of capital we are required to hold increases from the amount we were required to hold when a policy was written, we cannot adjust premiums to compensate for this and our returns may be lower than we assumed.
The losses we have incurred on our 2005-2008 books of business have exceeded our premiums from those books. Our current expectation is that the incurred losses from those books, although declining, will continue to generate a material portion of our total incurred losses for a number of years. The ultimate amount of these losses will depend in part on general economic conditions, including unemployment, and the direction of home prices.
We are susceptible to disruptions in the servicing of mortgage loans that we insure.
We depend on reliable, consistent third-party servicing of the loans that we insure. Over the last several years, the mortgage loan servicing industry has experienced consolidation and an increase in the number of specialty servicers servicing delinquent loans. The resulting change in the composition of servicers could lead to disruptions in the servicing of mortgage loans covered by our insurance policies. Further changes in the servicing industry resulting in the transfer of servicing could cause a disruption in the servicing of delinquent loans which could reduce servicers’ ability to undertake mitigation efforts that could help limit our losses. Future housing market conditions could lead to additional increases in delinquencies and transfers of servicing.

Changes in interest rates, house prices or mortgage insurance cancellation requirements may change the length of time that our policies remain in force.
The premium from a single premium policy is collected upfront and generally earned over the estimated life of the policy. In contrast, premiums from a monthly premium policy are received and earned each month over the life of the policy. In each year, most of our premiums earned are from insurance that has been written in prior years. As a result, the length of time insurance remains in force, which is generally measured by persistency (the percentage of our insurance remaining in force from one year prior), is a significant determinant of our revenues. Future premiums on our monthly premium policies in force represent a material portion of our claims paying resources and a low persistency rate will reduce those future premiums. In contrast, a higher than expected persistency rate will decrease the profitability from single premium policies because they will remain in force longer than was estimated when the policies were written.
Our persistency rate was 80.1% at June 30, 2018, 80.1% at December 31, 2017 and 76.9% at December 31, 2016. Since 2000, our year-end persistency ranged from a high of 84.7% at December 31, 2009 to a low of 47.1% at December 31, 2003.
Our persistency rate is primarily affected by the level of current mortgage interest rates compared to the mortgage coupon rates on our insurance in force, which affects the vulnerability of the insurance in force to refinancing. Our persistency rate is also affected by the mortgage insurance cancellation policies of mortgage investors along with the current value of the homes underlying the mortgages in the insurance in force.
Our holding company debt obligations materially exceed our holding company cash and investments.
At June 30, 2018, we had approximately $191 million in cash and investments at our holding company and our holding company’s debt obligations were $815 million in aggregate principal amount, consisting of $425 million of 5.75% Senior Notes due in 2023 ("5.75% Notes") and $390 million of 9% Debentures (of which approximately $133 million was purchased, and is held, by MGIC, and is eliminated on the consolidated balance sheet). Annual debt service on the 5.75% Notes and 9% Debentures outstanding as of June 30, 2018, is approximately $60 million (of which approximately $12 million will be paid to MGIC and will be eliminated on the consolidated statement of operations).
The 5.75% Senior Notes and 9% Debentures are obligations of our holding company, MGIC Investment Corporation, and not of its subsidiaries. The payment of dividends from our insurance subsidiaries which, other than investment income and raising capital in the public markets, is the principal source of our holding company cash inflow, is restricted by insurance regulation. MGIC is the principal source of dividend-paying capacity. In the first half of 2018 and in 2017, MGIC paid a total of $100 million and $140 million, respectively, in dividends to our holding company. We expect MGIC to continue to pay quarterly dividends. We ask the OCI not to object before MGIC pays dividends.
On April 26, 2018, our Board of Directors authorized a share repurchase program under which we may repurchase up to $200 million of our common stock through the end of 2019. During the second quarter of 2018, we repurchased approximately 9.2 million shares of our common stock using approximately $100.1 million of holding company resources. Repurchases may be made from time to time on the open market or through privately negotiated transactions. The repurchase program may be suspended for periods or discontinued at any time. If any additional capital contributions to our subsidiaries were required, such contributions would decrease our holding company cash and investments. As described in our Current Report on Form 8-K filed on February 11, 2016, MGIC borrowed $155 million from the Federal Home Loan Bank of Chicago. This is an obligation of MGIC and not of our holding company.
Your ownership in our company may be diluted by additional capital that we raise or if the holders of our outstanding convertible debt convert that debt into shares of our common stock.
As noted above under our risk factor titled “We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility,” although we are currently in compliance with the requirements of the PMIERs, there can be no assurance that we would not seek to issue non-dilutive debt capital or to raise additional equity capital to manage our capital position under the PMIERs or for other purposes. Any future issuance of equity securities may dilute your ownership interest in our company. In addition, the market price of our common stock could decline as a result of sales of a large number of shares or similar securities in the market or the perception that such sales could occur.

At June 30, 2018, we had outstanding $390 million principal amount of 9% Convertible Junior Subordinated Debentures due in 2063 ("9% Debentures") (of which approximately $133 million was purchased, and is held, by MGIC, and is eliminated on the consolidated balance sheet). The principal amount of the 9% Debentures is currently convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 74.0741 common shares per $1,000 principal amount of debentures. This represents an initial conversion price of approximately $13.50 per share. We may redeem the 9% Debentures in whole or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the 9% Debentures being redeemed, plus any accrued and unpaid interest, if the closing sale price of our common stock exceeds $17.55 for at least 20 of the 30 trading days preceding notice of the redemption.
We have the right, and may elect, to defer interest payable under the debentures in the future. If a holder elects to convert its debentures, the interest that has been deferred on the debentures being converted is also convertible into shares of our common stock. The conversion rate for such deferred interest is based on the average price that our shares traded at during a 5-day period immediately prior to the election to convert the associated debentures. We may elect to pay cash for some or all of the shares issuable upon a conversion of the debentures.
For a discussion of the dilutive effects of our convertible securities on our earnings per share, see Note 6 – “Earnings Per Share” to our consolidated financial statements in our Quarterly Report on Form 10-Q filed with the SEC on May 8, 2018. As noted above, during the second quarter of 2018, we repurchased shares of our common stock and may do so in the future. In addition, we have in the past, and may in the future, purchase our debt securities.
We could be adversely affected if personal information on consumers that we maintain is improperly disclosed and our information technology systems may become outdated and we may not be able to make timely modifications to support our products and services.
As part of our business, we maintain large amounts of personal information on consumers. While we believe we have appropriate information security policies and systems to prevent unauthorized disclosure, there can be no assurance that unauthorized disclosure, either through the actions of third parties or employees, will not occur. Unauthorized disclosure could adversely affect our reputation, result in a loss of business and expose us to material claims for damages.
We rely on the efficient and uninterrupted operation of complex information technology systems. All information technology systems are potentially vulnerable to damage or interruption from a variety of sources, including through the actions of third parties. Due to our reliance on our information technology systems, their damage or interruption could severely disrupt our operations, which could have a material adverse effect on our business, business prospects and results of operations.
In addition, we are in the process of upgrading certain of our information systems that have been in place for a number of years. The implementation of these technological improvements is complex, expensive and time consuming. If we fail to timely and successfully implement the new technology systems, or if the systems do not operate as expected, it could have an adverse impact on our business, business prospects and results of operations.
Our success depends, in part, on our ability to manage risks in our investment portfolio.
Our investment portfolio is an important source of revenue and is our primary source of claims paying resources. Although our investment portfolio consists mostly of highly-rated fixed income investments, our investment portfolio is affected by general economic conditions and tax policy, which may adversely affect the markets for credit and interest-rate-sensitive securities, including the extent and timing of investor participation in these markets, the level and volatility of interest rates and credit spreads and, consequently, the value of our fixed income securities, and as such, we may not achieve our investment objectives. Volatility or lack of liquidity in the markets in which we hold securities has at times reduced the market value of some of our investments, and if this worsens substantially it could have a material adverse effect on our liquidity, financial condition and results of operations.
For the significant portion of our investment portfolio that is held by MGIC, to receive full capital credit under insurance regulatory requirements and under the PMIERs, we generally are limited to investing in investment grade fixed income securities whose yields reflect their lower credit risk profile. Our investment income is dependent upon the size of the portfolio and its reinvestment at prevailing interest rates. A prolonged period of low investment yields would have an adverse impact on our investment income as would a decrease in the size of the portfolio. Further, the PMIERs impact our investment choices; changes could negatively impact our investment income and could reduce our Available Assets through mark-to-market adjustments.
In addition, we structure our investment portfolio to satisfy our expected liabilities, including claim payments in our mortgage insurance business. If we underestimate our liabilities or improperly structure our investments to meet these liabilities, we could have unexpected losses resulting from the forced liquidation of fixed income investments before their maturity, which could adversely affect our results of operations.

Our financial results may be adversely impacted by natural disasters; certain 2017 hurricanes may impact our incurred losses, the amount and timing of paid claims, our inventory of notices of default and our Minimum Required Assets under PMIERs.

Natural disasters, such as hurricanes, tornadoes and floods, could trigger an economic downturn in the affected areas, which could result in a decline in our business and an increased claim rate on policies in those areas. Natural disasters could lead to a decrease in home prices in the affected areas, which could result in an increase in claim severity on policies in those areas. If we were to attempt to limit our new insurance written in disaster-prone areas, lenders may be unwilling to procure insurance from us anywhere.

Natural disasters could also lead to increased reinsurance prices or reduced availability of reinsurance. This may cause us to retain more risk than we otherwise would retain and could negatively affect our compliance with the financial requirements of the PMIERs.

We insure mortgages for homes in areas that have been impacted by recent natural disasters, including 2017 hurricanes in Texas, Florida and Puerto Rico. While the percentage of our delinquency inventory that is related to loans in the areas affected by those hurricanes remains somewhat elevated, based on our analysis and past experience, we do not expect the 2017 hurricane activity to result in a material increase in our incurred losses or paid claims. However, the following factors could cause our actual results to differ from our expectation in the forward looking statement in the preceding sentence:

•	Home values in hurricane-affected areas may decrease at the time claims are filed from their current levels thereby adversely affecting our ability to mitigate loss.

•
Hurricane-affected areas may experience deteriorating economic conditions resulting in more borrowers defaulting on their loans in the future (or failing to cure existing defaults) than we currently expect.

•
If an insured contests our claim denial or curtailment, there can be no assurance we will prevail. We describe how claims under our policy are affected by damage to the borrower’s home in our Current Report on Form 8-K filed with the SEC on September 14, 2017.

Due to the suspension of certain foreclosures by the GSEs, our receipt of claims associated with foreclosed mortgages in the hurricane-affected areas may be delayed.
The PMIERs require us to maintain significantly more "Minimum Required Assets" for delinquent loans than for performing loans. An increase in delinquency notices may result in an increase in "Minimum Required Assets" and a decrease in the level of our excess "Available Assets" which is discussed in our risk factor titled "We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility."